As filed with the Securities and Exchange Commission on December 10, 2003

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3038428

(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

1308 Moffett Park Drive
Sunnyvale, CA 94089

(Address of principal executive offices) (Zip code)

Finisar Corporation
1999 Employee Stock Purchase Plan

(Full title of the plan)

Stephen K. Workman
Senior Vice President, Finance,
Chief Financial Officer and Secretary
Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, CA 94089

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 548-1000.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
Securities to be	Amount to be	offering price	aggregate offering	Amount of
registered[1]	registered[2]	per share[3]	price[3]	registration fee

1999 Employee Stock Purchase Plan
Common Stock	750,000	$2.67	$2,002,500.00	$162.00
Par Value $0.001

1     The securities to be registered include purchase rights to acquire Common Stock.

2     Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

3     Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares under the 1999 Employee Stock Purchase Plan, the price is based upon 85% of the average of the high and low prices of the registrant’s Common Stock on December 8, 2003, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     Finisar Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

     (a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited consolidated financial statements for the Company’s latest fiscal year ended April 30, 2003 as filed with the Securities and Exchange Commission on July 29, 2003.

     (b) The Company’s quarterly report on Form 10-Q filed pursuant to Sections 13(a) or 15(d) of the Exchange Act for the Company’s fiscal quarter ended July 31, 2003 as filed with the Securities and Exchange Commission on September 10, 2003.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) and (b) above.

     (d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 8, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Company by Gray Cary Ware & Freidenrich LLP (“GCWF”). As of December 9, 2003 certain attorneys of GCWF owned 19,900 shares of the Common Stock of the Company.

Item 6. Indemnification of Directors and Officers

     Section 102(b) of the General Corporation Law of the State of Delaware authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Company has entered into separate indemnification agreements with its directors, officers and certain employees which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Company’s Chief Executive Officer, Chairman of the Board and Chief Technical Officer and Senior Vice President, Finance and Chief Financial Officer have been named as defendants in a securities class action lawsuit filed against the Company and an underwriter in the Company’s initial public offering in November 1999 and a secondary offering in April 2000. Although the parties have reached an agreement in principle with respect to the settlement of the litigation, the settlement remains subject to approval by the court. Should the litigation proceed, these officers are likely to assert claims for indemnification. Other than the securities class action lawsuit, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought nor is the Company aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Company.

     The Company has obtained liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed

     Inapplicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 10, 2003.

Finisar Corporation

By:	/s/ Stephen K. Workman

Stephen K. Workman
Senior Vice President, Finance,
Chief Financial Officer and Secretary

SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of Finisar Corporation whose signatures appear below, hereby constitute and appoint Jerry S. Rawls and Stephen K. Workman, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 10, 2003.

Signature	Title

/s/ Jerry S. Rawls Jerry S. Rawls	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen K. Workman Stephen K. Workman	Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Frank H. Levinson Frank H. Levinson	Chairman of the Board of Directors

/s/ Michael C. Child Michael C. Child	Director

/s/ Roger C. Ferguson Roger C. Ferguson	Director

/s/ Larry D. Mitchell Larry D. Mitchell	Director

EXHIBIT INDEX

4.1	Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K Report filed with the Securities and Exchange Commission on July 18, 2001

4.2	Bylaws of the Company are incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2000

4.3	Certificate of Elimination regarding the Company’s Series A Preferred Stock is incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 18, 2001

4.4	Certificate of Designation of the Company is incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form 8-A12G filed on September 27, 2002

5	Opinion re legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)